Exhibit 99

ORBCOMM ANNOUNCES FIRST QUARTER 2012 RESULTS

– Total Revenues Increase 101% and Service Revenues Increase 56% –

– Net Income of $2.4 Million or $0.05 Per Share –

– Adjusted EBITDA of $4.2 Million –

– Subscribers Increase by 42,000 –

Fort Lee, NJ, May 10, 2012 – ORBCOMM Inc. (Nasdaq: ORBC), a global satellite data communications company focused on two-way Machine-to-Machine (M2M) communications, today announced financial results for the first quarter ended March 31, 2012.

The following financial highlights are in thousands of dollars, except per share amounts.

	Three months ended March 31,
	2012	2011
Total Revenues	$15,879	$7,883
Service Revenues	$11,531	$7,397
Product Sales	$4,348	$486
Net Income (Loss) attributable to ORBCOMM Inc.	$2,409	$(731)
Net Income (Loss) per Common Share	$0.05	$(0.02)
EBITDA (1) (3)	$3,809	$531
Adjusted EBITDA (2) (3)	$4,209	$799

(1)	EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization.
(2)	Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense and noncontrolling interests.
(3)	A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Income (Loss), is among other financial tables at the end of this release.

Total Revenues for the quarter ended March 31, 2012, were $15.9 million, an increase of 101% over total revenues of $7.9 million reported in the comparable period of 2011.

Service Revenues for the quarter ended March 31, 2012 were $11.5 million versus $7.4 million in the first quarter of 2011, an increase of 56%. The increase in service revenues was due to an increase in the number of billable units and higher usage in core service, the inclusion of AIS revenues as a result of our recent launches of AIS satellites, and increases attributable to the acquisitions of StarTrak Systems, LLC (StarTrak), completed on May 17, 2011, and PAR Logistics Management Systems (LMS), on January 12, 2012.

Product Sales in the first quarter of 2012 increased to $4.3 million from $0.5 million in the comparable period last year, due to the addition of the acquisitions, and increased sales at our Japanese subsidiary.

Costs and Expenses in the first quarter of 2012 were $14.1 million compared to $8.6 million during the same period in the prior year. The increases were mostly due to costs associated with higher product sales, and costs and expenses related to the operations of the acquisitions which were not present in the year-ago period. Cost of Product Sales increased to $3.1 million in the first quarter of 2012 compared to $290,000 during the prior year period due to higher Product Sales in 2012. Costs of Service, Product Development, and Selling, General and Administrative Expenses were $10.6 million for the first quarter of 2012 compared to $8.1 million in the prior year first quarter, increasing $2.5 million primarily related to the addition of operating expenses for the acquired companies. Acquisition costs in the amount of $423,000 relating to the LMS asset purchase increased $166,000 over Acquisition-related costs for the StarTrak asset purchase in the first quarter of 2011 due to the timing of the transactions.

In the first quarter of 2012, ORBCOMM’s majority owned subsidiary, Satcom International Group plc (Satcom), extinguished debts of $1.6 million for $381,000 in cash, generating a gain of $1.2 million of which $1.1 million was recorded as Extinguishment of Debt and $128,000 was booked as a reduction of Selling, General, and Administrative expenses.

Income Before Income Taxes for the first quarter ended March 31, 2012 was $2.9 million compared to a Loss Before Income Taxes of $0.6 million in the first quarter of 2011.

Net Income Attributable to ORBCOMM Inc. Common Stockholders was $2.4 million in the first quarter of 2012 compared to a Net Loss of $0.7 million in the prior year period.

At March 31, 2012, there were approximately 689,000 billable subscriber communicators, a 17% increase over the first quarter of 2011. Total net additions during the quarter were 42,000, including 19,000 subscribers added through the acquisition of LMS, as previously announced.

“We’re pleased to report the integration of LMS and StarTrak is progressing as planned. The breadth of complimentary products has been well received by our customers as demonstrated by our strong product sales in the first quarter – a precursor to service revenue.” said Marc Eisenberg, CEO of ORBCOMM. “At the same time, shipments to our heavy equipment/OEM customers remain strong. We are seeing incremental revenue growth due to the return of our AIS business which is providing industry-leading service and strengthening ORBCOMM’s market leadership position in AIS market.”

“ORBCOMM’s Adjusted EBITDA of $4.2 million in the first quarter represents a 427% improvement over the first quarter of 2011” said Robert Costantini, CFO. “After adjusting for one-time items of the debt repayment and Acquisition-related costs, Adjusted EBITDA was a notable improvement over the first quarter of 2011, and illustrative of the operating leverage underlying our business model and potential for incremental margin expansion as we build our subscriber base.”

Business Highlights:

•

ORBCOMM acquired PAR Logistics Management Systems on January 12, 2012, the Company’s second acquisition in the last 12 months. These assets complement ORBCOMM’s StarTrak acquisition and help to solidify ORBCOMM’s position as a leader in cold chain and transportation management solutions.

•

ORBCOMM acquired the remaining 48% interest in its Satcom International Group plc subsidiary on March 28, 2012. The transaction supports ORBCOMM’s plans to reorganize and expand the marketing and distribution of services in Europe and the Middle East, two regions that will benefit significantly from the planned launch of ORBCOMM’s next generation satellites.

•	In the first quarter of 2012, ORBCOMM increased hardware shipments to a Japanese OEM of heavy machinery. This OEM is focused on smaller machines and has a regional orientation.

Financial Results and Highlights

Revenues

Service Revenues for the first quarter ended March 31, 2012 were $11.5 million versus $7.4 million in the first quarter of 2011. This year-over-year increase of 56% was driven by increases in core services due to increases in the number of billable units and increased usage, AIS revenues from the recent re-establishment of our AIS services, and benefits from the acquisitions of StarTrak and LMS. Product Sales in the first quarter increased to $4.3 million from $486,000 in the first quarter of 2011, due to the acquisitions and additional hardware sold by ORBCOMM’s Japanese subsidiary. Total Revenues for the three month period ended March 31, 2012, increased to $15.9 million from $7.9 million recorded during the comparable three month period in 2011, an increase of 101%.

Billable Subscriber Communicators

In the first quarter, the Company added 42,000 net new subscribers, including 19,000 subscribers acquired with the LMS transaction that closed on January 12, 2012. As of March 31, 2012, there were approximately 689,000 billable subscriber communicators, compared to 589,000 billable subscriber communicators at the end of the first quarter of 2011, an annual increase of 17%.

Costs and Expenses

Costs and Expenses in the first quarter of 2012 were $14.1 million, up 64% from the prior year period. Cost of Product Sales increased $2.8 million as the result of increased Product Sales. Selling, General, and Administrative expenses and Product Development costs rose $0.9 million and $0.4 million, respectively, compared to the year-ago period primarily due to the inclusion of the acquisitions. Acquisition-related costs of $0.4 million were incurred during the first quarter of 2012 associated with the acquisition of the PAR Logistics Management Systems business.

Income (loss) Before Income Taxes, Net Income (loss), and Earnings Per Share

Income Before Income Taxes for the first quarter ended March 31, 2012 was $2.9 million compared to a loss of $0.6 million in the first quarter of 2011, improving significantly over 2011.

Net Income Attributable to ORBCOMM Common Stockholders for the three months ended March 31, 2012 was $2.4 million compared to a Net Loss of $0.7 million in the prior year period. Net Income Attributable to ORBCOMM Inc. was $0.05 per share for first quarter of 2012 compared to Net Loss Attributable to ORBCOMM Inc. of $0.02 per share during the same period in 2011.

Adjusted EBITDA and EBITDA

EBITDA for the first quarter of 2012 was $3.8 million, compared to $0.5 million in the first quarter of 2011 increasing $3.3 million. Adjusted EBITDA for the first quarter of 2012 was $4.2 million, compared to Adjusted EBITDA of $0.8 million in the first quarter of 2011 increasing $3.4 million or 427%. Adjusted EBITDA for the first quarter of 2012 included a Gain on the Extinguishment of Debt of $1.1 million and settlement of trade payables for $0.1 million less than face value. After removing these items from the first quarter of 2012, and Acquisition-related costs of $0.4 million and $0.3 million from the first quarter of 2012 and 2011 respectively, there is a significant improvement over the year earlier period.

EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company. Please see the financial tables at the end of the release for a reconciliation of EBITDA and Adjusted EBITDA.

Balance Sheet

Cash and Cash Equivalents, Restricted Cash, and Marketable Securities were $73.8 million as of March 31, 2012, decreasing $10.4 million from $84.3 million at December 31, 2011. During the quarter, cash of $4.0 million was used for the acquisition of LMS. Cash of $7.1 million was also used for capital expenditures, including two milestone payments totaling $5.3 million for the ORBCOMM Generation 2 (OG2) satellite program. The cash generated from operating activities was $1.7 million in the first quarter. Total ORBCOMM Inc. stockholders’ equity was $175.4 million at March 31, 2012.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions.

Domestic participants should dial 1-877-941-8631 at least ten minutes prior to the start of the call. International callers should dial 1-480-629-9867. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s website at www.orbcomm.com, select the “About us” tab, then the investor relations tab, then select “Presentations and Webcasts,” to access the link to the call. To listen to a telephone replay of the conference call, please dial 1-800-406-7325 domestically or 1-303-590-3030 internationally and enter reservation identification number 4537682. The replay will be available from approximately 12:00 PM ET on May 10, 2012, through 11:59 PM ET on May 17, 2012.

About ORBCOMM Inc.

ORBCOMM is a leading global satellite data communications company, focused on Machine-to-Machine (M2M) communications. Its customers include Caterpillar Inc., Doosan Infracore America, Hitachi Construction Machinery, and Hyundai Heavy Industries, Asset Intelligence (a subsidiary of I.D. Systems, Inc.), Komatsu Ltd., Manitowoc Crane Companies, Inc., and Volvo Construction Equipment among other industry leaders. By means of a global network of low-earth orbit (LEO) satellites and accompanying ground infrastructure, ORBCOMM’s low-cost and reliable two-way data communication services track, monitor and control mobile and fixed assets in our core markets: commercial transportation; heavy equipment; industrial fixed assets; marine; and homeland security. ORBCOMM based products are installed on trucks, containers, marine vessels, locomotives, backhoes, pipelines, oil wells, utility meters, storage tanks and other assets. ORBCOMM is an innovator and leading provider of solution services for the refrigerated and transportation markets. Under its ReeferTrak,® GenTrak,TM and CargoWatch TM brands, the Company provides customers with the ability to proactively monitor, manage and remotely control their refrigerated and transportation assets. Additionally, ORBCOMM provides Automated Identification System (AIS) data services for vessel tracking and to improve maritime safety to government and commercial customers worldwide. ORBCOMM is headquartered in Fort Lee, New Jersey and has its network control center in Dulles, Virginia. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives and expectations for future events and include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Such forward-looking statements, including those concerning the Company’s expectations, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond the Company’s control, that may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: ongoing global economic instability and uncertainty; substantial losses we have incurred and may continue to incur; demand for and market acceptance of our products and services and the applications developed by our resellers; we may need additional capital to pursue our growth strategy; loss or decline or slowdown in the growth in business from our key customers, such as Caterpillar Inc., (“Caterpillar”), Komatsu Ltd., (“Komatsu”), Hitachi Construction Machinery Co., Ltd., (“Hitachi”), and Asset Intelligence, a subsidiary of I.D. Systems, Inc. (“AI”), other value added resellers or VARs and international value-added resellers or IVARs; loss or decline or slowdown in growth in business of any of the specific industry sectors the Company serves, such as transportation, heavy equipment, fixed assets, and maritime; dependence on a few significant customers; our acquisition of the assets of StarTrak Systems LLC and PAR Logistics Management Systems may expose us to additional risks; litigation proceedings; technological changes, pricing pressures and other competitive factors; the inability of our international resellers and licensees to develop markets outside the United States; the inability to obtain or maintain the necessary regulatory approvals or licenses for particular countries or to operate our satellites; market acceptance and success of our Automatic Identification System (“AIS”) business; satellite launch and construction delays and cost overruns of our next-generation satellites and launch vehicles; in-orbit satellite failures or reduced performance of our existing satellites; significant liabilities created by products we sell; the failure of our systems or reductions in levels of service due to technological malfunctions or deficiencies or other events; our inability to renew or expand our satellite constellation; political, legal regulatory, government administrative and economic conditions and developments in the United States and other countries and territories in which we operate; and changes in our business strategy. In addition, specific consideration should be given to various factors described in Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2011, and other documents, on file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

Contacts

Investor Inquiries:	Media Inquiries:
Michael Rindos	Jennifer Stroud
VP Strategic Development and Investor Relations	Vice President
ORBCOMM Inc.	The Abernathy MacGregor Group
703-433-6505	212-371-5999
rindos.michael@orbcomm.com	jcl@abmac.com

ORBCOMM Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(Unaudited)

	March 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$24,735	$35,061
Restricted cash	—	1,000
Marketable securities	46,888	45,973
Accounts receivable, net of allowances for doubtful accounts of $285 and $299	9,420	7,946
Inventories	3,680	2,815
Prepaid expenses and other current assets	1,806	1,660
Deferred tax assets	892	912

Total current assets	87,421	95,367

Satellite network and other equipment, net	83,135	79,771
Goodwill	14,030	11,131
Intangible assets, net	8,559	7,125
Restricted cash	2,195	2,220
Deferred tax assets	128	136
Other assets	1,501	1,419

Total assets	$196,969	$197,169

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,594	$2,641
Accrued liabilities	8,574	14,127
Current portion of note payable	262	250
Current portion of deferred revenue	2,193	2,099

Total current liabilities	13,623	19,117
Note payable—related party	1,514	1,480
Note payable, net of current portion	3,306	3,376
Deferred revenue, net of current portion	1,738	1,570
Deferred tax liabilities	888	823
Other liabilities	1,020	226

Total liabilities	22,089	26,592

Commitments and contingencies

Equity:

ORBCOMM Inc. stockholders’ equity
Preferred Stock Series A, par value $0.001; 1,000,000 shares authorized; 176,756 and 186,265 shares issued and outstanding	1,766	1,861
Common stock, par value $0.001; 250,000,000 shares authorized; 46,715,861 and 45,668,527 shares issued and outstanding	47	46
Additional paid-in capital	246,753	244,543
Accumulated other comprehensive income	992	1,352
Accumulated deficit	(74,239)	(76,629)

Total ORBCOMM Inc. stockholders’ equity	175,319	171,173
Noncontrolling interests	(439)	(596)

Total equity	174,880	170,577

Total liabilities and equity	$196,969	$197,169

ORBCOMM Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended
	March 31,
	2012	2011
Revenues:
Service revenues	$11,531	$7,397
Product sales	4,348	486

Total revenues	15,879	7,883

Costs and expenses (1) :
Costs of services	4,706	3,463
Costs of product sales	3,103	290
Selling, general and administrative	5,341	4,421
Product development	559	174
Acquisition-related costs	423	257

Total costs and expenses	14,132	8,605

Income (loss) from operations	1,747	(722)

Other income (expense):
Interest income	27	54
Other income	47	101
Gain on extinguishment of debt, net of expenses	1,062	—
Interest expense	(24)	(48)

Total other income	1,112	107

Income (loss) before income taxes	2,859	(615)

Income taxes	394	111

Net income (loss)	2,465	(726)

Less: Net income attributable to the noncontrolling interests	56	5

Net income (loss) attributable to ORBCOMM Inc.	$2,409	$(731)

Net income (loss) attributable to ORBCOMM Inc. common stockholders	$2,390	$(731)

Per share information-basic:
Net income (loss) attributable to ORBCOMM Inc.	$0.05	$(0.02)

Per share information-diluted:
Net income (loss) attributable to ORBCOMM Inc.	$0.05	$(0.02)

Weighted average common shares outstanding:
Basic	46,351	42,726

Diluted	46,898	42,726

(1) Stock-based compensation included in costs and expenses:
Costs of services	$44	$35
Costs of product sales	8	—
Selling, general and administrative	271	225
Product development	21	3

	$344	$263

ORBCOMM Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three months ended March 31,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$2,465	$(726)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Change in allowance for doubtful accounts	(14)	73
Change in the fair value of acquisition-related contingent consideration	30	—
Depreciation and amortization	1,009	1,157
Stock-based compensation	344	263
Foreign exchange gains	(47)	(42)
Amortization of premium on marketable securities	176	450
Increase in fair value of indemnification assets	(112)	—
Deferred income taxes	85	—
Gain on extinguishment of debt	(1,214)	—
Amortization of shared services	49	—
Accretion on note payable-related party	—	33
Dividend received in common stock for other investment	—	(56)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(288)	(1,195)
Inventories	455	(38)
Prepaid expenses and other assets	107	(25)
Accounts payable and accrued liabilities	(1,511)	(209)
Deferred revenue	181	(230)
Other liabilities	(20)	(30)

Net cash provided by (used in) operating activities	1,695	(575)

Cash flows from investing activities:
Capital expenditures	(7,113)	(2,121)
Purchases of marketable securities	(14,511)	(23,848)
Proceeds from maturities of marketable securities	13,420	30,245
Issuance of note receivable to Alanco	—	(300)
Change in restricted cash	1,025	810
Acquisition of net assets of LMS	(4,000)	—

Net cash (used in) provided by investing activities	(11,179)	4,786

Cash flows from financing activities
Purchase of noncontrolling ownership interests in Satcom
International Group plc	(192)	—
Repayment of Satcom notes payable	(253)	—
Principal payment of note payable	(63)	—

Net cash used in financing activities	(508)	—

Effect of exchange rate changes on cash and cash equivalents	(334)	(11)

Net increase (decrease) in cash and cash equivalents	(10,326)	4,200

Cash and cash equivalents:
Beginning of period	35,061	17,026

End of period	$24,735	$21,226

Supplemental disclosures of cash flow information:
Cash paid for
Interest	$56	$—

Income taxes	$753	$—

Supplemental schedule of noncash investing and financing activities
Noncash investing and financing activities:
Capital expenditures incurred not yet paid	$581	$853

Stock-based compensation included in capital expenditures	$18	$14

Series A convertible preferred stock dividend paid in-kind	$19	$—

Issuance of common stock in connection with the acquisition of LMS	$2,123	$—

Issuance of common stock in connection with the purchase of Satcom’s shares from noncontrolling ownership interests	$1,000	$—

AIS satellites accounted for as a capital lease	$903	$—

Acquisition related contingent consideration	$740	$—

Gateway and components recorded in inventory in prior years which were used for construction under satellite network and other equipment in 2011	$—	$25

Common stock issued as a form of payment for bonus	$—	$125

The following table reconciles our Net Income (Loss) attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Three months ended
	March 31,
(in thousands)	2012	2011
Net Income (Loss) attributable to ORBCOMM Inc.	$2,409	$(731)
Net interest (income) expense	(3)	(6)
Provision for income taxes	394	111
Depreciation and amortization	1,009	1,157

EBITDA	3,809	531

Stock-based compensation	344	263
Noncontrolling interests	56	5

Adjusted EBITDA	$4,209	$799

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget. The Company also believes that EBITDA, adjusted for Stock-based compensation expense and Noncontrolling interests is useful to investors to evaluate the Company’s core operating results and financial performance and its capacity to fund capital expenditures, because it excludes items that are significant non-cash expenses reflected in the Condensed Consolidated Statements of Operations. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While ORBCOMM considers EBITDA and Adjusted EBITDA to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, Net Income (loss) or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA and Adjusted EBITDA measures presented by other companies. A reconciliation table is presented above.